Report of Independent Registered Public Accounting Firm

The Stockholders and

Board of Directors

Alico, Inc.:

We have reviewed the condensed consolidated balance sheet of Alico, Inc. and subsidiaries as of February 29, 2004, and the related condensed consolidated statements of operations for the three and six month periods ended February 29, 2004 and February 28, 2003, and the condensed consolidated statements of cash flows for the six month periods ended February 29, 2004 and February 28, 2003. These condensed consolidated financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with standards established by the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Alico, Inc. and subsidiaries as of August 31, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated October 10, 2003 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of August 31, 2003, is fairly presented, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

 /s/ KPMG

Orlando, Florida

March 30, 2004